UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 16, 2018

TSR, Inc.

(Exact name of registrant as specified in charter)

Delaware	0-8656	13-2635899
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Oser Avenue, Suite 150, Hauppauge, NY	11788
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (631) 231-0333

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement

TSR, Inc. (the “Company”) previously entered into an Employment Agreement (the “Employment Agreement”) with John G. Sharkey, the Vice President, Finance, Controller and Secretary of the Company, effective as of June 1, 2015. The Employment Agreement provided that, upon the occurrence of a “Change in Control” as defined in the Employment Agreement, Mr. Sharkey had the right to terminate his employment under the Employment Agreement by written notice to the Company within ninety (90) days after the event constituting a Change in Control. The Employment Agreement further provided that, if Mr. Sharkey exercised his right to terminate his employment under the Employment Agreement, (a) he was entitled to receive a cash payment from the Company (the “Cash Payment”) in an amount equal to (x) two (2) times his base salary, plus (y) the pro rata portion of the bonus to which Mr. Sharkey is entitled for the then-current year, plus (z) the bonus payable for a specified two-year period, and (b) the Company would continue to provide all employee benefits to which Mr. Sharkey was entitled under the Employment Agreement for a period of two (2) years (the “Benefits Continuation,” and together with the Cash Payment, the “Change in Control Benefits”).

Under the Employment Agreement, a “Change in Control” occurs in the event of an acquisition (other than directly from the Company) of any voting securities of the Company by any “person,” “entity” or “group of affiliated persons” (each as used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), but other than Joseph F. Hughes, the Company’s former Chairman and Chief Executive Officer, immediately after which such person, entity or group of affiliated persons has beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 20% or more of the combined voting power of the Company’s then-outstanding voting securities, unless immediately after such acquisition Joseph F. Hughes beneficially owns a greater percentage of the voting securities than such person, entity or group of affiliated persons.

On August 23, 2018, Zeff Capital L.P. (“Zeff Capital”) filed an Amendment to Schedule 13D with the Securities and Exchange Commission reporting a purchase by Zeff Capital of shares of the Company’s common stock on August 21, 2018, and that as a result of such purchase, Zeff Capital was the beneficial owner of approximately 22.3% of the Company’s issued and outstanding common stock. As of July 23, 2018, Joseph F. Hughes did not beneficially own any shares of the Company’s common stock. Therefore, a “Change in Control” as defined in the Employment Agreement occurred on August 21, 2018 (the “August 21, 2018 Change in Control Event”).

On November 16, 2018, the Company and Mr. Sharkey entered into a Letter Amendment (the “Letter Amendment”) that amends the Employment Agreement to provide that in connection with the occurrence of the August 21, 2018 Change in Control Event, the period within which Mr. Sharkey must exercise his right under the Employment Agreement to terminate his employment thereunder is extended from ninety (90) days to two hundred eighty (280) days after the August 21, 2018 Change in Control Event. As a result of the Letter Amendment, Mr. Sharkey may provide written notice to the Company of the termination of his employment under the Employment Agreement in connection with the August 21, 2018 Change in Control Event on or before May 28, 2019, in which case he would be entitled to receive the Change in Control Benefits from the Company.

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The Letter Amendment also confirms for Mr. Sharkey that in the event that he timely exercises his right to terminate his employment under the Employment Agreement in connection with the August 21, 2018 Change in Control Event, then (a) the Cash Payment component of the Change in Control Benefits will be payable to him in a single lump sum no later than August 14, 2019 and (b) the Benefits Continuation component of the Change in Control Benefits will commence upon his separation from service.

The Company’s Board of Directors approved the Letter Amendment upon the recommendation of the Compensation Committee of the Board of Directors. In approving the Letter Amendment, the Compensation Committee and the Board of Directors considered it important to provide the Company with the opportunity to retain the services of Mr. Sharkey, who is a long-tenured member of the Company’s senior management team with valuable skills and experience, while preserving Mr. Sharkey’s contractual rights under the Employment Agreement for a period of time. A copy of the Letter Agreement is filed herewith as Exhibit 10.1.

Section 5 – Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 16, 2018, the Company and John G. Sharkey, the Vice President, Finance, Controller and Secretary of the Company, entered into the Letter Amendment that amends the Employment Agreement between the Company and Mr. Sharkey. The Letter Amendment and the amendments to the Employment Agreement are described under Item 1.01 above.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits

(d) Exhibits:

Exhibit Number	Description

10.1	Letter Amendment to Employment Agreement dated November 16, 2018

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TSR, INC.
(Registrant)

By:	/s/ Christopher Hughes
Christopher Hughes
Chairman, President, Chief Executive Officer and Treasurer

Date: November 19, 2018

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EXHIBIT INDEX

Exhibit Number	Description

10.1	Letter Amendment to Employment Agreement dated November 16, 2018

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